EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of April 3, 2012

Among

BERNARD CHAUS, INC.,

THE SHAREHOLDERS OF BERNARD CHAUS, INC. LISTED ON EXHIBIT A HERETO,

BC FAMILY MERGER CORP.,

CAMUTO CONSULTING, INC.

and

CAMUTO MERGER SUB, INC.

TABLE OF CONTENTS
 Page

ARTICLE I	The Merger	2
Section 1.01.	The Merger	2
Section 1.02.	Closing	2
Section 1.03.	Effective Time	2
Section 1.04.	Effects of the Merger	3
Section 1.05.	Certificate of Incorporation and By-laws	3
Section 1.06.	Directors	3
Section 1.07.	Officers	3

ARTICLE II	Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Adjustments; Company Stock Options	3
Section 2.01.	Effect on Capital Stock	3
Section 2.02.	Exchange of Certificates	4
Section 2.03.	Company Stock Options	6
Section 2.04.	Dissenting Shares.	7

ARTICLE IIIRepresentations and Warranties8
Section 3.01.	Representations and Warranties of the Company	8
Section 3.02.	Representations and Warranties of the Family Shareholders and Family Newco	24
Section 3.03.	Representations and Warranties of CCI and Investor Newco	27

ARTICLE IVCovenants Relating to Conduct of Business30
Section 4.01.	Conduct of Business	30
Section 4.02.	No Solicitation	32

ARTICLE V	Additional Agreements	34
Section 5.01.	Preparation of the Proxy Statement and Schedule 13E-3; Shareholder Meeting; Post Execution SEC Documents	34
Section 5.02.	Access to Information; Confidentiality	35
Section 5.03.	Efforts	36
Section 5.04.	Employee Matters	37
Section 5.05.	Indemnification, Exculpation and Insurance	37
Section 5.06.	Public Announcements	39
Section 5.07.	Fees and Expenses	39
Section 5.08.	Resignation of Directors	39
Section 5.09.	Rule 16b-3	40
Section 5.09.	Covenant of the Family Shareholders Regarding Section 382	40
Section 5.09.	Covenant of the Company Regarding Section 38240
Section 5.09.	Equity Issuances	40

ARTICLE VIConditions Precedent40
Section 6.01.	Conditions to Each Party’s Obligation to Effect the Merger	40

Section 6.02.	Conditions to Obligations of Family Newco	41
Section 6.03.	Conditions to Obligations of CCI and Investor Newco	41
Section 6.04.	Conditions to Obligation of the Company	42
Section 6.05.	Frustration of Closing Conditions	43

ARTICLE VIITermination, Amendment and Waiver43
Section 7.01.	Termination	43
Section 7.02.	Effect of Termination	45
Section 7.03.	Amendment	45
Section 7.04.	Extension; Waiver	46

ARTICLE VIIIGeneral Provisions46
Section 8.01.	Nonsurvival of Representations and Warranties	46
Section 8.02.	Notices	46
Section 8.03.	Definitions	48
Section 8.04.	Interpretation	49
Section 8.05.	Counterparts	50
Section 8.06.	Entire Agreement; No Third-Party Beneficiaries50
Section 8.07.	Governing Law	50
Section 8.08.	Assignment	50
Section 8.09.	Specific Enforcement; Consent to Jurisdiction	50
Section 8.10.	Severability	51

EXHIBITS:

Exhibit A                      Family Shareholders

Exhibit B                      Certificate of Incorporation of the Surviving Corporation

Exhibit C                      Directors of the Surviving Corporation

Exhibit D                      Officers of the Surviving Corporation

Exhibit E                      Shareholder Agreement

TABLE OF DEFINED TERMS
Page
1998 Stock Option Plan	9
2007 Stock Plan	9
Adverse Recommendation Change	33
Affiliate	10, 48
Agreement	1
business day	48
Cancelled Shares	4
CCI	1
CCI Expenses	45
Certificate	4
Certificate of Merger	2
CIT Agreement	48
Closing	2
Closing Date	2
Code	6
Company	1
Company Benefit Agreement	18
Company Benefit Plan	17
Company Board	1
Company By-laws	8
Company Capital Stock	9
Company Certificate	3
Common Stock Stock	1
Company Disclosure Letter	8
Company Intellectual Property	22
Company Meeting	12
Company Pension Plan	18
Company Preferred Stock	9
Company Stock Options	9
Company Stock Plans	9
Continuing Employee	37
Contract	11
Contributions	1
Dissenting Shares	7
Effective Time	2
Environmental Claims	17
Environmental Law	17
ERISA	17
Exchange Act	11
Exchange Fund	4
Excluded Party	48
Family Contribution	1
Family Material Adverse Effect	48

TABLE OF DEFINED TERMS
Page
Family Newco	1
Family Shareholders	1
GAAP	12, 35
Govermental Entity	11
Hazardous Materials	17
Indebtedness	31
Indemnified Parties	38
Intellectual Property Rights	22
Investor Newco	1
Judgment	11
Knowledge	49
Law	11
Liens	8
Material Adverse Effect	49
Material Contract	16
Merger	2
Merger Consideration	4
Multiemployer Plan	17
No-Shop Period Start Date	32
NYBCL	2
Option Consideration	7
Outside Date	43
Parent Material Adverse Effect	48
Paying Agent	4
Paying Agent Agreement	4
Permits	16
Permitted Liens	21
Person	49
Proxy Statement	11
Release	17
Representatives	32
Required Company Shareholder Vote	12
Restraints	41
Rollover Agreement	1
Sarbanes-Oxley Act	12
Schedule 13E-3	11
SEC	11
SEC Documents	12
Securities Act	10
Shareholder Approval	24
Shareholder Meeting	35
Subsidiary	49
Superior Proposal	34
Surviving Corporation	2

TABLE OF DEFINED TERMS
Page
Takeover Proposal	33
Tax	20
Tax Return	21
Termination Fee	45
Trademark License Agreement	49
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 3, 2012, among BERNARD CHAUS, INC., a New York corporation (the “Company”), the shareholders of the Company listed on Schedule A hereto (together, the “Family Shareholders”), BC FAMILY MERGER CORP., a New York corporation (“Family Newco”), CAMUTO CONSULTING, INC., a Connecticut corporation, (“CCI”), and CAMUTO MERGER SUB, INC., a New York corporation (“Investor Newco”) and a wholly owned direct subsidiary of CCI.

WHEREAS, the parties intend that Family Newco and Investor Newco be merged with and into the Company, with the Company surviving the Merger (as defined herein) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement for the parties to enter into this Agreement, the Family Shareholders, Family Newco, Investor Newco, the Company and CCI entered into a Rollover Agreement (as amended, restated or otherwise modified from time to time, the “Rollover Agreement”) providing that, among other things, the Family Shareholders contribute (the “Family Contribution”) to Family Newco prior to the consummation of the Merger, and subject to the terms and conditions therein, the number of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) set forth therein, representing all of the Company Common Stock owned by the Family Shareholders, and CCI contribute (together with the Family Contribution, the “Contributions”) to Investor Newco prior to the consummation of the Merger, and subject to the terms and conditions therein, the amount of cash and the number of shares of Company Common Stock set forth therein, representing all of the Company Common Stock owned by CCI;

WHEREAS, the Company, the Family Shareholders and CCI have agreed to enter into at the Effective Time a Shareholder Agreement substantially in the form attached hereto as Exhibit E providing for the governance of the Surviving Corporation (as defined herein) following the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement for the parties to enter into this Agreement, the Family Shareholders and Family Newco entered into a Voting Agreement (as amended, restated or otherwise modified from time to time, the “Voting Agreement”) with CCI and Investor Newco pursuant to which the Family Shareholders and Family Newco have, among other things, agreed to vote, or give CCI an irrevocable proxy to vote, all of the shares of Company Common Stock that the Family Shareholders and Family Newco own in favor of the adoption of this Agreement and the approval of the Merger;

WHEREAS, prior to the execution and delivery of this Agreement, China Ting Fashion Group (USA), LLC and the Company entered into a Debt Restructuring Agreement;

WHEREAS the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the special committee of the Company Board, has (i) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directed that the adoption of this Agreement and approval of the Merger be submitted to a vote at a meeting of shareholders of the Company, and (iii) recommended that the shareholders of the Company adopt this Agreement and approve the Merger;

WHEREAS, the Board of Directors of each of Family Newco and Investor Newco have approved this Agreement and declared it advisable for Family Newco and Investor Newco, respectively, to enter into this Agreement; and

WHEREAS Family Newco, CCI, Investor Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

The Merger

Section 1.01. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law, as amended (the “NYBCL”), Family Newco and Investor Newco shall be merged with and into the Company at the Effective Time (the “Merger”).  Following the Effective Time, the separate corporate existence of Family Newco and Investor Newco shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02. Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the first business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, or remotely via the exchange of PDF or facsimile documents and signatures, unless another time, date or place is agreed to in writing by Family Newco, CCI, Investor Newco and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the parties shall file with the Department of State of the State of New York a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the NYBCL and shall make all other filings and recordings required under the NYBCL.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Department of State of the State of New York.  The time on the Closing Date at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04   Effects of the Merger.  The Merger shall have the effects set forth in Section 906 of the NYBCL.

Section 1.05. Certificate of Incorporation and By-laws.  (a)  The Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), shall be amended at the Effective Time to be in the form of Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The by-laws of Investor Newco, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06. Directors.  The individuals set forth on Exhibit C shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07. Officers.  The individuals set forth on Exhibit D shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Adjustments;
Company Stock Options

Section 2.01. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock (as defined herein) or any shares of capital stock of Family Newco or Investor Newco:

(a) Capital Stock of Family Newco.  Each share of capital stock of Family Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Capital Stock of Investor Newco.  Each share of capital stock of Investor Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Cancellation of Treasury Stock, Company Preferred Stock, Family Newco-Owned Stock and Investor Newco-Owned Stock.  Each share of Company Common Stock that is directly owned by Family Newco or Investor Newco or held by the Company as treasury shares and all outstanding shares of Company Preferred Stock immediately prior to the

Effective Time (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Dissenting Shares and the Cancelled Shares) shall be converted into the right to receive $0.21 in cash per share of Company Common Stock, without interest (the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

Section 2.02. Exchange of Certificates.  (a)  Paying Agent.  Prior to the Closing Date, CCI shall appoint Citibank, N.A. to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration pursuant to the terms of a Paying Agent Agreement (the “Paying Agent Agreement”) to be entered into between CCI and the Paying Agent, which appointment shall be at the expense of the Surviving Corporation.  At the Effective Time, Investor Newco shall, and CCI shall cause Investor Newco to, deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as and when required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, CCI shall cause the Paying Agent to mail to each holder of record of a Certificate:  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(d), and the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of CCI that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be cancelled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e) No Liability.  None of the Surviving Corporation, CCI or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by CCI, prior to the Effective Time, or the Surviving Corporation, after the Effective Time; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).  Any interest and other income resulting from such investments shall be paid solely to CCI, prior to the Effective Time, or the Surviving Corporation, after the Effective Time.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration as provided herein.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights.  The Surviving Corporation, CCI or the Paying Agent shall be entitled to deduct and withhold from the consideration such amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock as the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

Section 2.03. Company Stock Options.

(a) Subject to Section 2.03(b), the Company shall take such action as shall be required: (i) to cause the vesting of any unvested Company Stock Options granted under any Company Stock Plans (as defined herein) to be accelerated in full effective immediately prior to the Effective Time; (ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and (iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent, as of the Effective Time, solely the right to receive, in accordance with this Section 2.03, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Surviving Corporation or any other person or to any other consideration.

(b) Except as otherwise agreed by CCI and any holder of a Company Stock Option, each holder of a Company Stock Option shall be entitled to receive from the Surviving Corporation, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days following the Effective Time), an amount, if any (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect without payment of any consideration in respect thereof.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.03 and providing instructions for use in obtaining the Option Consideration, if any, with respect to the Company Stock Options held by such person.

(d) The Company shall (i) terminate the Company Stock Plans in accordance with their terms as of or prior to the Effective Time and (ii) take such action as shall be required to suspend any current offering period under any Company Stock Plans and provide that no further offering period or purchase period shall commence under the Company Stock Plans at any time after the date of this Agreement.

Section 2.04. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 910 of the NYBCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal.  From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of the Company or the Surviving Corporation with respect to such shares of Company Common Stock, except those provided under Section 910 of the NYBCL.  A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by him, her or it in accordance with Section 910 of the NYBCL, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates, pursuant to Section 2.02.

(b) The Company shall give Family Newco, CCI and Investor Newco: (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other instruments received by the Company relating to rights of appraisal; and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal.  Except with the prior written consent of CCI and Investor Newco, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties of the Company.  Except as set forth in the disclosure letter delivered by the Company to CCI and Investor Newco on or prior to the date of this Agreement  (the “Company Disclosure Letter”) (it being understood that (i) an item disclosed for any Section of this Agreement shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in such Company Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item constitutes a Material Adverse Effect), the Company represents and warrants to CCI and Investor Newco as follows:

(a) Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease or operate its properties and assets  and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, with respect to jurisdictions in which such concept is recognized, is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.  The Company has made available to Family Newco, CCI and Investor Newco prior to the execution of this Agreement a complete and correct copy of the Company Certificate, the Restated By-laws of the Company and any amendments thereto (the “Company By-laws”) and the comparable organizational documents of each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Letter lists each Subsidiary of the Company and, for each such Subsidiary, its jurisdiction of organization.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all commitments, pledges, options, voting or other agreements, liens, charges, claims, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens.  Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party  or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party, or to the Knowledge of the Company, to which any Company shareholder is a party.

(c) Capital Structure.  The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).  At the close of business on April 2, 2012, (i) 37,543,643 shares of Company Common Stock were issued and outstanding (including shares of Company Common Stock held by the Company as treasury shares), (ii) 62,270 shares of Company Common Stock were held by the Company as treasury shares, (iii) 125,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1998 Stock Option Plan, as amended, (the “1998 Stock Option Plan”), no shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2007 Restricted Stock Inducement Plan (the “2007 Stock Plan”), and 7,750,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2008 Equity Incentive Plan, (together with the 1998 Stock Option Plan and the 2007 Stock Plan, the “Company Stock Plans”), of which an aggregate of 125,000  shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (the “Company Stock Options”) and (iv) no shares of Company Preferred Stock were issued or outstanding or held by the Company as treasury shares.  Except as set forth above, at the close of business on April 2, 2012 through the date of this Agreement, no shares of Company Common Stock or other capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  Since the close of business on April 2, 2012, other than in connection with the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of April 2, 2012, no shares of Company Common Stock or other capital stock or voting securities of the Company were issued and there has been no change in the number of outstanding Company Stock Options.  All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NYBCL, the Company Certificate, the Company By-laws or any Contract (as defined herein) to which the Company is a party or otherwise bound.  Except for any obligations under any Company Stock Plans or as otherwise set forth above, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, in either case obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. No shares of Company Common Stock are owned by any Subsidiary of the Company.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations pursuant to this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Shareholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, duly adopted resolutions (a) determining that the Merger is fair from a financial point of view to the shareholders of the Company, (b) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company, (d) recommending that the shareholders of the Company adopt this Agreement and approve the Merger, and (e) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement, which resolutions have not been heretofore rescinded, modified or withdrawn in any way except as permitted under Section 4.02(b).

(iii) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (a) the Company Certificate, the Company By-laws or the comparable organizational documents of any of its Subsidiaries or (b) subject to the filings and other matters referred to in the following sentence, except as set forth at Section 3.01(d) of the Company Disclosure Letter, (1) any contract, lease, indenture, note, bond or other agreement (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (2) assuming the consents, approvals and authorizations referred to below are duly and timely made or obtained, any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case binding on the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of subclause (1) of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and, in the case of subclause (2) of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not be material to the Company.  The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, give rise to any payment obligation to any third party.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state, local or foreign government, any court, any administrative, regulatory (including any stock market or stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (i)  the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the approval by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (B) the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Schedule 13E-3”), and (C) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Department of State of the State of New York and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not have a Material Adverse Effect.

(iv) The affirmative vote for approval of the Merger by the holders of at least two-thirds of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s shareholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

(e) SEC Documents.  (i)   The Company has filed all registration statements, reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since July 1, 2009.  All such registration statements, reports, schedules, forms, statements and other documents are referred to herein as the “SEC Documents”.  The SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, in each case as in effect at such time, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly or other stub statements, as permitted by Form 10-Q of the SEC or the published rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).  Except as set forth in the financial statements (including the notes thereto) included in the SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of the most recent audited balance sheet included in such financial statements in the ordinary course of business or (B) individually or in the aggregate, would not reasonably be expected to result in a liability to the Company in excess of $500,000.

(ii) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act.  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  To the Knowledge of the Company, it has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  To the Knowledge of the individuals set forth on Section 3.01(e)(ii) of the Company Disclosure Letter, since July 2, 2011, (i) none of the Company, any of its Subsidiaries, or any director, officer, auditor, or accountant of the Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation under applicable Laws by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(f) Information Supplied.  None of the information supplied or to be supplied by, or on behalf of, the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date it or any amendment to it is first mailed to the shareholders of the Company and at the time of the Shareholder Meeting, in the case of the Proxy Statement, or at the date it or any amendment to it is filed with the SEC, in the case of the Schedule 13E-3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, shareholders of the Company, CCI or Investor Newco for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.  The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(g) Absence of Certain Changes or Events.  Since July 2, 2011, the Company and its Subsidiaries have conducted their business only in the ordinary course, and during such period there has not been:

(i) any Material Adverse Effect or, to the Company’s Knowledge, any facts or circumstances which would reasonably be expected to result in or lead to a Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company;

(iii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in substitution for shares of capital stock of the Company;

(iv) (A) any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company or any of its Subsidiaries of any increase in compensation, except for increases in the ordinary course of business or increases required under any Company Benefit Plan or Company Benefit Agreement or (B) any granting to any director or executive officer of the Company or its Subsidiaries of the right to receive any severance or termination pay not provided for under any Company Benefit Plan or Company Benefit Agreement except as required to comply with applicable Law;

(v) any payment, loan or advance to, or sale, transfer or lease of any properties or assets to any of the Company’s Affiliates, employees, officers, directors or holders of Company Common Stock or any Affiliate or immediate family member of any of the foregoing (for purposes of this Agreement, the term “immediate family” when used with respect to any party shall having the meaning set forth in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended), other than the payment of base salaries and director’s fees  and the reimbursement of reasonable business-related expenses;

(vi) any waiver or release by the Company of any material right or claim; or

(vii) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar (A) as may have been required by a change in GAAP (or any interpretation thereof) or Regulation S-X under the Securities Act, (B) as may be required by a change in Law or (C) as disclosed in the SEC Documents or as required by a Governmental Entity or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization).

(h) Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened through written contact by counsel to the plaintiff or claimant against the Company or any of its Subsidiaries, that individually or in the aggregate, would reasonably be expected to result in a liability of  the Company greater than $100,000, nor to the Knowledge of the Company, is there any material unsatisfied Judgment outstanding against the Company or any of its Subsidiaries.

(i) Contracts.  (i) The Company has made available to Family Newco, CCI and Investor Newco complete and correct copies (including by filing with the SEC), and Schedule 3.01(i) of the Company Disclosure Letter contains a complete and correct list of:

(A) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) each Contract to which the Company or any of its Subsidiaries is a party that (i) restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area in any manner or (ii) grants any exclusive rights to make, sell, license, lease or distribute the Company’s products;

(C) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $100,000 is outstanding or may be incurred, other than any such Contract between or among any of the Company or any of its Subsidiaries;

(D) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $100,000 over the remaining term of such Contract, except for (1) Real Property Leases or (2) any such Contract that may be cancelled, without any penalty or other liability to the Company or any of its Subsidiaries in excess of $100,000 within one year;

(E) each Contract entered into within five years of the date of this Agreement, to which the Company or any of its Subsidiaries is a party for the acquisition or disposition, whether absolute or by lease, license or otherwise, by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $100,000, except for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions and dispositions of inventory);

(F) each Contract to which the Company or any of its Subsidiaries is a party constituting a joint venture, partnership, limited liability or other similar agreement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture;

(G) any employment, consulting, independent contractor, confidentiality, invention assignment, non-disclosure, non-compete, non-solicitation, management service and indemnification agreement to which the Company or any of its Subsidiaries is a party;

(H) any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations to which the Company or any of its Subsidiaries is a party;

(I) any Contract to license any third party the right to manufacture or reproduce any of the Company’s or its Subsidiaries’ products, services or technology or any Contract to sell or distribute any of the Company’s or its Subsidiaries’ products, services or technology;

(J) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract or instrument relating to the borrowing of money or extension of credit, and any other letter of credit, financing, surety, bonding or similar arrangement pursuant to which the Company or any of its Subsidiaries is a party that secures any of its obligations (including insurance obligations), other than accounts receivable and payable in the ordinary course of business;

(K) any Contract under which the Company or any of its Subsidiaries has licensed Intellectual Property Rights owned by it to a third party;

(L) any Contract under which the Company or any of its Subsidiaries has received a license to any Intellectual Property Rights (excluding generally commercially available, off-the-shelf software programs) used in and material to the conduct of the Company’s business; and

(M) any Contract that has a change of control or other similar provision.

Each such Contract described in clauses (A) through (L) is referred to herein as a “Material Contract”.

(ii) Each of the Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against them in accordance with its terms.  None of the Company or any Subsidiary of the Company has received written notice of default under any Material Contract by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no default by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto.

(j) Compliance with Laws; Regulations.  (i)  Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations in all material respects.   Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, and all such Permits are in full force and effect in all material respects.  This Section 3.01(j)(i) does not relate to matters relating to the Sarbanes-Oxley Act, which are the subject of Section 3.01(e)(ii), environmental matters, which are the subject of Section 3.01(k), employee benefit matters, which are the subject of Section 3.01(l) and (m), and Taxes, which are the subject of Section 3.01(n).

(ii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any enforcement action by any Governmental Entity which has jurisdiction over the operations of the Company and its Subsidiaries except where such action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) Environmental Matters.  Except for those matters that, individually or in the aggregate, would not have a Material Adverse Effect:  (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law which is pending and unresolved; (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing; (C) there are no Environmental Claims pending or, to the Knowledge of the Company, overly threatened against the Company or any of its Subsidiaries; and (D) neither the Company nor any Subsidiary has received any unresolved written request for information, demand or notification that any of them is or may be potentially responsible for the investigation or cleanup of a Release of Hazardous Materials in connection with its business.  The representation and warranties contained in this Section 3.01(k) shall be the exclusive representation and warranties with respect to environmental matters.

The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any Person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law.  The term “Environmental Law” means any Law relating to pollution, the environment or natural resources.  The term “Hazardous Materials” means (1) petroleum and petroleum by-products, asbestos and asbestos-containing materials, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls and (2) any hazardous or toxic, material, substance or waste that is prohibited, limited or regulated by applicable Environmental Law.  The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

(l) Absence of Changes in Company Benefit Plans and Company Benefit Agreements.  Each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, “phantom” stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (a) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Multiemployer Plan”)) or (b) any plan, arrangement or policy mandated by applicable Law to be maintained or contributed to by the Company, is herein referred to as a “Company Benefit Plan”.  Each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries, other than any agreement or arrangement mandated by applicable Law, is herein referred to as a “Company Benefit Agreement”.  Except for changes required pursuant to applicable Law, from the date of the most recent financial statements of the Company included in the SEC Documents to the date of this Agreement, there has not been any adoption, entry into or material amendment by the Company or any of its Subsidiaries of any Company Benefit Plan or Company Benefit Agreement.

(m) ERISA Compliance; Section 280G. (i)  Section 3.01(m) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Company Benefit Plan, including any Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), and each Company Benefit Agreement.  Each Company Benefit Plan and each Company Benefit Agreement has been administered in compliance with its terms, other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Family Newco, CCI and Investor Newco complete and correct copies of (A) each Company Benefit Plan and each Company Benefit Agreement, (B) the three most recent annual reports on Form 5500 filed with the United States Department of Labor with respect to each Company Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and (D) the three most recent actuarial reports and/or financial statements for each Company Pension Plan, if applicable.

(ii) All Company Pension Plans that are intended to meet the qualification requirements of Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and exempt from United States federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.  Except as set forth in Section 3.01(m) of the Company Disclosure Letter, the Company and each Company Pension Plan are in compliance with the currently applicable provisions of ERISA and the Code and all applicable interpretations and regulations thereunder, as well as all other applicable Laws, other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries  have made all required contributions with respect to each Company Benefit Plan in accordance with applicable Laws.

(iii) Except as set forth in Section 3.01(m) of the Company Disclosure Letter, none of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  None of the Company, any of its Subsidiaries or any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, is required to contribute to or has any obligation with respect to any Multiemployer Plan.  With respect to any Company Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA, (A) neither the Company nor any Subsidiary has incurred any material liability under Title IV of ERISA (other than for benefits under such Company

Benefit Plans and premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to the Company or any Subsidiary of incurring any such material liability, (B) no such Company Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS, nor has any Lien in favor of any Company Benefit Plan arisen under Section 430(k) or 412(n) of the Code or Section 302(f) or 303(k) of ERISA, (C) neither the Company nor any Subsidiary has been required to provide security to any such Company Benefit Plan pursuant to Section 401(a)(29) of the Code, (D) no such Company Benefit Plan is subject to any benefit restrictions as defined in Section 436 of the Code, and (E) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation (“PBGC”) to institute termination proceedings with respect to any such Company Benefit Plan.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries or any officer of the Company or any such Subsidiary has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan or Company Benefit Agreement that would subject the Company or any of its Subsidiaries to the Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502 of ERISA.

(v) No Company Benefit Plan or Company Benefit Agreement provides any health, life or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law.

(vi) No payment which is or may be made by, from or with respect to any Company Benefit Plan or Company Benefit Agreement in connection with the transactions contemplated by this Agreement could properly be characterized as an “excess parachute payment” under Section 280G of the Code.

(vii) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans and Company Benefit Agreements and proceedings with respect to qualified domestic relations orders) against or involving any Company Benefit Plan or Company Benefit Agreement or asserting any rights or claims to benefits under any Company Benefit Plan or Company Benefit Agreement that would reasonably be expected to result in a Material Adverse Effect.

(n)  Taxes. (i) Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Section 3.01(n) of the Company Disclosure Letter:  (A) Each of the Company and its Subsidiaries has filed, or has caused to be filed, all Tax Returns required to be filed by it, and all such returns are complete and accurate.  Each of the Company and its Subsidiaries has either paid, or caused to be paid, all material Taxes currently due and owing, or the most recent financial statements contained in the SEC Documents reflect an adequate reserve in accordance with GAAP, for all material Taxes payable by the Company and its Subsidiaries, for all Taxable periods and portions thereof ending on or before the date of such financial statements.  The federal net operating losses of the Company, including carryforwards, are not currently subject to limitation under Section 382 of the Code.

(B) No material deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy with respect to Taxes (other than Taxes that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with GAAP or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid.  All assessments for material Taxes due and owing by the Company or any of its Subsidiaries or any with respect to completed and settled examinations or concluded litigation have been paid.  There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

(C) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(D) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any United States Federal, state, local or foreign Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities what the Company reasonably believes to be all Taxes required to be so withheld and paid over under applicable Laws.

(ii) The term “Tax” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other Taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such Taxes, charges, fees, levies, customs duties or other assessments, and interest thereon) imposed by or on behalf of any Governmental Entity.  The term “Tax Return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to Taxes of the Company or its Subsidiaries.

(iii) As a result of the Merger and the consummation of the transactions contemplated by the Agreement, none of the losses of the Company, including carryforwards, will be subject to limitation under Section 382 of the Code.

(o) Title to Properties; Sufficiency of Assets.  (i)  Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all of its real property and material tangible personal property except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business.  All such real property and material tangible personal property are free and clear of all Liens, except for (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries, (B) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with GAAP or for amounts being contested in good faith, (C) with respect to real property only: easements, covenants, rights-of-way and other encumbrances or restrictions and other imperfections in title that, individually or in the aggregate, would not reasonably be expected to impair the continued use and operation of the assets to which they relate as currently conducted, (D) with respect to real property only, zoning, building and other similar codes and regulations, (E) Liens that have been placed by any developer, landlord or other third party on any real property in which the Company or any of its Subsidiaries has a leasehold interest and subordination or similar agreements relating thereto, and (F) Liens that, individually or in the aggregate, would not have a Material Adverse Effect (collectively, “Permitted Liens”).

(ii) Section 3.01(o)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect, and each Company Lease is valid and binding and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except for such failures to be valid, binding or enforceable that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the CCI complete and accurate copies of all Company Leases.

(iii) The assets and properties of the Company are adequate for the purposes for which such assets are currently used or are held for use, and the tangible personal property assets and properties of the Company are in good repair and operating condition (subject to normal wear and tear) and have been maintained in accordance with normal industry practice and in a manner consistent with all requirements of applicable Law.

(p) Intellectual Property.

(i) Section 3.01(p) of the Company Disclosure Letter sets forth a list of (i) all registrations of, or applications for, all Intellectual Property Rights (including, without limitation, patents, trademarks, service marks, trade names and copyrights) in the name of the Company or any of its Subsidiaries, whether alone or jointly with other Persons, and all pending applications therefor and (ii) all agreements relating to Intellectual Property Rights, technology, know how and processes under which the Company or its Subsidiaries is licensed or authorized to use by others or that the Company or its Subsidiaries has licensed or authorized for use to others.  To the Knowledge of the Company, each of the Company and its Subsidiaries owns (free and clear of all Liens), licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently planned to be conducted.  For purposes of this Agreement, the term “Intellectual Property Rights” means (A) all intellectual property including, without limitation, patents, trademarks, service marks, trade names, brand names, domain names, copyrights, designs and trade secrets, (B) applications for and registrations of patents, trademarks, service marks, trade names, domain names, copyrights and designs, (C) processes, formulae, methods, schematics, technology, know-how, inventions, works of authorship, computer software programs and applications, and (D) other tangible or intangible proprietary or confidential information and materials.

(ii) The execution and delivery of this Agreement by the Company and the Company’s consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to any Intellectual Property Rights owned or otherwise used by the Company or its Subsidiaries (the “Company Intellectual Property”), other than such breaches or rights that, individually or in the aggregate, would not reasonably be expected to result in a liability to the Company in excess of $10,000.

(iii) Except as set forth in Section 3.01(p) of the Company Disclosure Letter, all patents and registrations for trademarks, service marks and copyrights owned by the Company or its Subsidiaries are subsisting and have not expired or been cancelled or abandoned and, to the Knowledge of the Company, are valid.  To the Knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property.  No action, suit, proceeding or investigation involving the Company or its Subsidiaries is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, to invalidate, cancel or render unenforceable any Company Intellectual Property.

(iv) Except as set forth in Section 3.01(p) of the Company Disclosure Letter, (A) to the Knowledge of the Company, the conduct of the Company and its Subsidiaries’ business as currently conducted and as currently planned to be conducted does not infringe, misappropriate or dilute any Intellectual Property Rights of any third party, (B) the Company has no unresolved written claims or notices alleging any such infringement, misappropriation or dilution, and (C) the  Company has not received any written notice of, and is not otherwise aware of, any infringement, misappropriation or dilution by others of any Company Intellectual Property or any violation of the confidentiality of any of its confidential business information.

(q) Insurance.  The Company and its Subsidiaries own or hold policies of insurance that provide coverage in the amounts and against the risks required to comply with applicable Law.  With respect to each insurance policy owned or held by the Company or any of its Subsidiaries, except as, individually or in the aggregate, would not have a Material Adverse Effect:  (i) such policy is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company,  each other party thereto, and, except for any policy that has expired in accordance with its terms, is in full force and effect, (ii) none of the Company or any Subsidiary of the Company has received written notice of default under any such policy by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no default by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) no notice of cancellation or termination has been received other than in connection with ordinary renewals.

(r) Labor and Employment Matters.  The Company has made available to Family Newco, CCI and Investor Newco complete and correct copies of each collective bargaining agreement or other agreement with any labor union applicable to employees of the Company or any of its Subsidiaries.  To the Knowledge of the Company, no labor union, as of the date of this Agreement, is engaged in any formal campaign or proceeding to organize any employees of the Company or any of its Subsidiaries and no such campaign or proceeding is currently contemplated.  There are no unfair labor practice complaints pending or, to the Knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries before the National Labor Relations Board.  There are no strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, overtly threatened by or with respect to any employees of the Company or any of its Subsidiaries.  There are no pending or, to the Knowledge of the Company, threatened complaints before any employment standards tribunal or human rights tribunal.  There are no pending or, to the Knowledge of the Company, threatened workers' compensation, discrimination or other such claims.

(s) Voting Requirements.  Assuming the accuracy of the representations and warranties of Family Newco, CCI and Investor Newco set forth in Section 3.02(g), the affirmative vote of two-thirds of  the Shareholders of Company Common Stock entitled to vote thereon at the Shareholder Meeting or any adjournment or postponement thereof to adopt this

Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

(t) State Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The Company Board has taken all action so that Family Newco, CCI and Investor Newco will not be prohibited from entering into a “business combination” with the Company or any of its Affiliates as an “interested shareholder” (in each case as such term is used in Section 912 of the NYBCL) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(u) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person, other than National Securities Corp., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(v) Opinion of Financial Advisor.  National Securities Corp. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the non-affiliated holders of the Company Common Stock, and, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

(w) No Other Representations or Warranties.  To the Knowledge of the Company, the representations and warranties set forth in this Section 3.01 do not contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made herein from being misleading.  Except for the representations and warranties contained in this Section 3.01, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Family Newco, CCI or Investor Newco in connection with the transactions contemplated by this Agreement.  The Company has not relied upon any express or implied representation with respect to Family Newco, CCI or Investor Newco except for the representations and warranties contained in Section 3.02.

Section 3.02. Representations and Warranties of the Family Shareholders and Family Newco.  The Family Shareholders and Family Newco jointly and severally represent and warrant to the Company, CCI and Investor Newco as follows:

(a) Organization, Standing and Corporate Power.  Family Newco is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.  Family Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized, existing, qualified, licensed or in good standing, individually or in the aggregate, would not have a Family Material Adverse Effect.

(b) Authority; Noncontravention.  Family Newco and the Family Shareholders have all requisite authority and, to the extent applicable, corporate power to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly authorized by all necessary corporate action on the part of Family Newco and, to the extent applicable, the Family Shareholders, and no other corporate proceedings (including no shareholder action) on the part of Family Newco or, to the extent applicable, the Family Shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly executed and delivered by Family Newco and Family Shareholders and, assuming the due authorization, execution and delivery by the Company, CCI and Investor Newco, constitutes a legal, valid and binding obligation of Family Newco and the Family Shareholders, enforceable against them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Family Newco or any Family Shareholder under, any provision of (i) the certificate of incorporation or by-laws of Family Newco or (ii) subject to the filings and other matters referred to in the following sentence, (A) any Contract or Permit to which Family Newco or any Family Shareholder is a party or by which any of its properties or assets is bound or (B) any Law or Judgment, in each case applicable to Family Newco or the Family Shareholders or their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Family Material Adverse Effect.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Family Newco in connection with the execution and delivery of this Agreement by Family Newco or the consummation by Family Newco of the Merger or the other transactions contemplated by this Agreement except for (i) the filing with the SEC of the Schedule 13E-3, (ii) the filing of the Articles of Merger with the Department of State of the State of New York and appropriate documents with the relevant authorities of other jurisdictions in which Family Newco is organized or qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Family Material Adverse Effect.

(c) Information Supplied.  None of the information supplied or to be supplied by, or on behalf of, Family Newco for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date it or any amendment to it is first mailed to the shareholders of the Company and at the time of the Shareholder Meeting, in the case of the Proxy Statement, or at the date it or any amendment to it is filed with the SEC, in the case of the Schedule 13E-3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Family Newco with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, shareholders of the Company, the Company, CCI or Investor Newco for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.  The Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(d) Capitalization of Family Newco; Operations.  The authorized share capital of Family Newco consists of 20,000,000 shares of common stock, $0.001 par value per share, 18,837,991 of which will be validly issued and outstanding immediately prior to the Effective Time.  All of the issued and outstanding share capital of Family Newco is, and immediately prior to the Effective Time will be, owned by the Family Shareholders.  Family Newco has not conducted any business prior to the date of this Agreement and does not have, and prior to the Effective Time will not have, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement, the Rollover Agreement and the Merger and the other transactions contemplated by this Agreement and the Rollover Agreement.

(e) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Family Newco.

(f) NYBCL Section 912.  Section 912 of the NYBCL does not prohibit Family Newco from consummating the Merger or any of the transactions contemplated hereby.

(g) Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Family Newco or any of the Family Shareholders, overtly threatened through written contact by counsel to the plaintiff or claimant against Family Newco or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Family Material Adverse Effect, nor is there any Judgment outstanding against Family Newco or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Family Material Adverse Effect.

(h) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.02, neither Family Newco nor any other Person on behalf of Family Newco makes any other express or implied representation or warranty with respect to Family Newco or with respect to any other information provided to the Company, CCI and Investor Newco in connection with the transactions contemplated by this Agreement.  Family Newco has not relied upon any express or implied representation with respect to the Company, CCI or Investor Newco except for the representations and warranties contained in Section 3.01 and Section 3.03, respectively.

Section 3.03. Representations and Warranties of CCI and Investor Newco.  CCI and Investor Newco, jointly and severally, represent and warrant to the Company and Family Newco as follows:

(a) Organization, Standing and Corporate Power.  Each of CCI and Investor Newco is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.  Each of CCI and Investor Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized, existing, qualified, licensed or in good standing, individually or in the aggregate, would not have an Investor Material Adverse Effect.

(b) Authority; Noncontravention.  Each of CCI and Investor Newco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly authorized by all necessary corporate action on the part of each of CCI and Investor Newco, and no other corporate proceedings (including no shareholder action) on the part of either CCI or Investor Newco is necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly executed and delivered by each of CCI and Investor Newco and, assuming the due authorization, execution and delivery by the Company and Family Newco, constitutes a legal, valid and binding obligation of each of CCI and Investor Newco, enforceable against CCI and Investor Newco in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either CCI or Investor Newco under, any provision of (i) their respective certificates of incorporation or by-laws  or (ii) subject to the filings and other matters referred to in the following sentence, (A) any Contract or Permit to which either CCI or Investor Newco is a party or by which any of their properties or assets is bound or (B) any Law or Judgment, in each case applicable to either CCI or Investor Newco or their properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have an Investor Material Adverse Effect.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to CCI or Investor Newco in connection with the execution and delivery of this Agreement by CCI or Investor Newco or the consummation by CCI or Investor Newco of the Merger or the other transactions contemplated by this Agreement except for (i) the filing with the SEC of the Schedule 13E-3, (ii) the filing of the Articles of Merger with the Department of State of the State of New York and appropriate documents with the relevant authorities of other jurisdictions in which either CCI or Investor Newco is organized or qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have an Investor Material Adverse Effect.

(c) Information Supplied.  None of the information supplied or to be supplied by, or on behalf of, CCI and Investor Newco for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date it or any amendment to it is first mailed to the shareholders of the Company and at the time of the Shareholder Meeting, in the case of the Proxy Statement, or at the date it or any amendment to it is filed with the SEC, in the case of the Schedule 13E-3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by CCI or Investor Newco with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, shareholders of the Company, the Company or Family Newco for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.  The Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(d) Financial Capability.  CCI and Investor Newco have cash available in sufficient amounts to deliver the Merger Consideration on the terms and conditions contained in this Agreement, and will have sufficient funds to deliver the Merger Consideration on the Closing Date and to fund or pay all expenses or obligations required to be paid by them pursuant to this Agreement.  Neither CCI nor Investor Newco is aware of any reason, fact or circumstance that has caused or is reasonably likely to cause the delivery of the Merger Consideration to not be made in full or the obligations of CCI or Investor Newco set forth in the Rollover Agreement to not be satisfied.  To CCI’s Knowledge, as of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), on the part of Parent under the Commitment Letter, or to the Knowledge of Parent and Merger Sub, any other party to the Commitment Letter, and Parent does not have any reason to believe that any of the conditions to the financing under the Commitment Letter will not be satisfied or that such financing will not be available to Parent on the Closing Date.

As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default),event has occurred which would constitute a breach or default (or an event with notice or lapse of time or both would constitute a default) on the part of CCI or Investor Newco under the Rollover Agreement, or to the Knowledge of CCI or Investor Newco, any other party to the Rollover Agreement, and CCI and Investor Newco do not have any reason to believe that any of the conditions to the Contributions under the Rollover Agreement will not be satisfied on the Closing Date.

(e) Capitalization of Investor Newco; Operations.  The authorized share capital of Investor Newco consists of 30,000,000 shares of common stock, $0.001 par value per share, 18,643,382 of which will be validly issued and outstanding immediately prior to the Effective Time.  All of the issued and outstanding share capital of Investor Newco is, and immediately prior to the Effective Time will be, owned by CCI.  Investor Newco has not conducted any business prior to the date of this Agreement and does not have, and prior to the Effective Time will not have, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement, the Rollover Agreement and the Merger and the other transactions contemplated by this Agreement and the Rollover Agreement.

(f) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCI or Investor Newco.

(g) NYBCL Section 912.  Other than by reason of this Agreement, the Rollover Agreement or the transactions contemplated hereby and thereby, neither CCI nor Investor Newco is prohibited from entering into the Merger or any of the transactions contemplated hereby an “interested shareholder” (as defined in Section 912 of the NYBCL) of the Company.

(h) Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of CCI or Investor Newco, overtly threatened through written contact by counsel to the plaintiff or claimant against CCI or Investor Newco or any of their Affiliates that, individually or in the aggregate, would reasonably be expected to have an Investor Material Adverse Effect, nor is there any Judgment outstanding against CCI or Investor Newco or any of their Affiliates that, individually or in the aggregate, would reasonably be expected to have an Investor Material Adverse Effect.

(i) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.03, none of CCI, Investor Newco or any other Person on behalf of CCI or Investor Newco makes any other express or implied representation or warranty with respect to CCI or Investor Newco or with respect to any other information provided to the Company or Family Newco in connection with the transactions contemplated by this Agreement.  Neither CCI nor Investor Newco have relied upon any express or implied representation with respect to the Company or Family Newco except for the representations and warranties contained in Section 3.01 and Section 3.02, respectively.

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.01. Conduct of Business.  (a)  Except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated or permitted by this Agreement, required by Law or consented to in writing by Investor Newco (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organization, to keep available the services of its current officers and employees and to preserve its relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having business dealings with it.

(b) Except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated or permitted by this Agreement, required by Law or consented to in writing by Investor Newco (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) with respect to, any of its capital stock, other than regular quarterly cash dividends on Company Common Stock and dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire (1) any shares of its capital stock or other voting securities or, (2) any options, warrants, calls or rights to acquire, or any securities convertible into or exchangeable for, any such shares or voting securities (except upon the exercise of options, warrants, calls or rights disclosed in the Company Disclosure Letter to the extent net exercises are provided for in the plans or agreements governing such options, warrants, calls or rights);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other voting securities or any options, warrants, calls or rights to acquire any such shares or other voting securities;

(iii) amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of its Subsidiaries;

(iv) merge or consolidate with, or purchase an equity interest in all or substantially all of the assets of, any Person or any division or business thereof;

(v) sell, lease or otherwise dispose of any of its real or personal properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than sales of inventory and other assets in the ordinary course of business;

(vi) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities (collectively, “Indebtedness”) of the Company or any of its Subsidiaries or guarantee Indebtedness of another Person, other than (1) Indebtedness incurred or otherwise assumed or entered into in the ordinary course of business under the Company’s or its Subsidiaries’ existing revolving credit facilities, the CIT Agreement, trade letters of credit or other existing arrangements, (2) Indebtedness incurred to finance capital expenditures permitted by clause (vii) below and (3) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into pursuant to this clause (vi) or (B) make any loans or capital contributions to, or investments in, any other Person, other than as set forth on Section 4.01 of the Company Disclosure Letter;

(vii) make any capital expenditures, other than (A) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $500,000;

(viii) enter into any Material Contract of a nature, or modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party in a manner, that would be required to be filed as an exhibit to Form 10-K under the Exchange Act;

(ix) (A)  grant any increase in compensation to any executive officer or director of the Company or any of its Subsidiaries, except (1) as required under the terms of a Company Benefit Agreement or Company Benefit Plan as in effect on the date of this Agreement or (2) for employment arrangements for, or grants of compensatory awards to, promoted or newly hired employees, (B) enter into or materially amend any Company Benefit Agreement with any executive officer or director of the Company or any of its Subsidiaries or (C) adopt or amend in any material respect any Company Benefit Plan, except as required to comply with the terms of applicable Laws;

(x) make any change in accounting methods, principles or practices that would materially affect the consolidated assets, liabilities or results of operations of the Company, except insofar (A) as may have been required by a change in GAAP (or any interpretation thereof) or Regulation S-X under the Securities Act, (B) as may be required by a change in Law or (C) as required by a Governmental Entity or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization); or

(xi) authorize any of, or commit or agree in writing to take any of, the foregoing actions.

(c) Nothing contained in this Agreement shall give Family Newco, CCI or Investor Newco, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Family Newco’s, CCI’s or Investor Newco’s or their respective Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company, Family Newco, CCI and Investor Newco shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 4.02. No Solicitation.  (a)  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 3, 2012, the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal; provided, that prior to engaging in any such discussions or negotiations, the Company shall have delivered written notice to CCI of the terms and conditions relating to the Takeover Proposal in reasonable detail.

(b) Except as permitted by this Section 4.02 and except as may relate to any Excluded Party (for as long as such Person or group is an Excluded Party), the Company shall and shall cause each of its Subsidiaries and Representatives to (i) from 12:00 a.m. (New York City time) on May 3, 2012 (the “No-Shop Period Start Date”),  immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.01, not, directly or indirectly, (A) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Family Newco or its Representatives, CCI or its Representatives, Investor Newco or its Representatives, or the Company’s Representatives) any confidential information with respect to, any Takeover Proposal.  Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, the Company may, in response to a written Takeover Proposal that the Company Board determines constitutes or could reasonably be expected to lead to a Superior Proposal, and subject to compliance with Sections 4.02(a)(i) through 4.02(a)(iii) and 4.02(d), (i) furnish confidential information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement and (ii) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any third party (including  “group” as defined under the Exchange Act) relating to any direct or indirect acquisition by such third party (or in the case of a direct merger between such third party and the Company, the equity holders of such third party), including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets that constitute or represent 15% or more of the total revenue or assets of the Company and its Subsidiaries, taken as a whole or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets referred to in clause (i) above, in each case other than the transactions contemplated by this Agreement.

(c) The Company Board shall not (i) withdraw or modify in a manner adverse to CCI or Investor Newco, or propose publicly to withdraw or modify in a manner adverse to CCI or Investor Newco, the recommendation by the Company Board of this Agreement or the Merger or resolve or agree to take any such action (any such action, resolution or agreement being referred to herein as an “Adverse Recommendation Change”), (ii) recommend, adopt or approve any Takeover Proposal, or propose publicly to recommend, adopt or approve any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Takeover Proposal (other than a confidentiality agreement) unless the Company Board determines that the failure to take any of the actions described in (i), (ii),  or (iii) would be reasonably likely to be inconsistent with its duties under applicable Law; provided, that such determination shall be based on a written opinion letter received by the Company Board from the Company’s outside legal counsel.  Notwithstanding this Section 4.02(c) or anything else in this Agreement to the contrary, but subject to Sections 4.02(a)(i) through (iii), the Company Board may, in response to a Superior Proposal, cause the Company to enter into a definitive agreement with respect to a Superior Proposal and terminate this Agreement pursuant to Section 7.01(h); provided, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(h) until after (i) the period of two (2) business days following CCI’s receipt of written notice from the Company advising CCI that the Company Board has received a Superior Proposal (or, in the event of a material modification of a Superior Proposal with respect to which prior written notice has been provided, the period shall be one business day), specifying the material terms and conditions of the Superior Proposal (or material modification thereto) and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 7.01(i) and (ii) a determination by the Company Board that the Takeover Proposal described in such written notice constitutes a Superior Proposal after taking into account any changes to this Agreement proposed and irrevocably committed to by CCI and Investor Newco during such two (2) business day period.

The term “Superior Proposal” means any Takeover Proposal (i) made on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of shares of Company Common Stock (other than those holders of shares of Company Common Stock who are party to the Rollover Agreement) than the Merger, taking into account all the terms and conditions of such Takeover Proposal and this Agreement (including any commitment by Family Newco, CCI and Investor Newco to amend the terms of this Agreement and the Merger during the two (2) business day period referred to herein) and (ii) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal, timing and other aspects of such Takeover Proposal.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal or (ii) making any disclosure to its shareholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with applicable Law.

(e) Notwithstanding the foregoing, the Company Board may make an Adverse Recommendation Change in the absence of an Takeover Proposal if the Company Board has concluded in good faith, after consultation with its outside legal counsel, that an Adverse Recommendation Change is necessary to comply with its fiduciary duties, provided, however, that the Company Board shall not make an Adverse Recommendation Change unless the Company has (A) provided to CCI at least two (2) business days’ prior written notice  advising CCI that the Company Board intends to take such action and specifying the reasons therefore in reasonable detail and (B) during such two (2) business day, or shorter, period, if requested by CCI, engaged in good faith negotiations with CCI to amend this Agreement in such a manner that obviates the need or reason for the Adverse Recommendation Change.

ARTICLE V

Additional Agreements

Section 5.01. Preparation of the Proxy Statement and Schedule 13E-3; Shareholder Meeting; Post Execution SEC Documents.  (a)  As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and the Company, Family Newco, CCI and Investor Newco shall jointly prepare and file the Schedule 13E-3.  The Company, Family Newco, CCI and Investor Newco shall cooperate with each other in connection with the preparation of the foregoing.  Family Newco, CCI and Investor Newco shall provide to the Company all information concerning Family Newco, CCI and Investor Newco, respectively, as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below.  The Company shall promptly notify Family Newco, CCI and Investor Newco upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall provide Family Newco, CCI and Investor Newco with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand.  The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable following the date of this Agreement.  Prior to filing or mailing the Proxy Statement or Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Family Newco, CCI and Investor Newco a reasonable opportunity to review and comment on such document or response.

(b) The Company shall, as promptly as reasonably practicable following the date of this Agreement and the date on which the Proxy Statement is cleared by the SEC for mailing in definitive form to shareholders of the Company, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of obtaining the Shareholder Approval.  Subject to the ability of the Company Board to make an Adverse Recommendation Change pursuant to Section 4.02(b), the Company shall, through the Company Board, recommend to its shareholders the approval of this Agreement and shall include such recommendation in the Proxy Statement.

(c)           The Company shall file all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company from the date hereof until the Closing.  All such reports, schedules, forms statement and other documents are referred to herein as the “Post Execution SEC Documents”.  The Post Execution SEC Documents will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Post Execution SEC Documents, in each case as in effect at such time, and none of the Post Execution SEC Documents will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including the notes thereto) of the Company included in the Post Execution SEC Documents when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, will be prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly or other stub statements, as permitted by Form 10-Q of the SEC or the published rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

Section 5.02. Access to Information; Confidentiality.  The Company shall afford to Family Newco, CCI and Investor Newco, and to each of their respective officers, employees,

accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, personnel and records, and during such period, the Company shall furnish as promptly as reasonably practicable to Family Newco, CCI and Investor Newco all information concerning its and its Subsidiaries’ business, properties and personnel as Family Newco, CCI or Investor Newco may reasonably request (which shall not include any environmental testing or sampling).  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party.  Family Newco, CCI and Investor Newco shall hold, and shall cause their respective partners, members, directors, officers, employees, agents, advisors (including financial and legal advisors, consultants and accountants), controlling Persons, financing sources and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence.

Section 5.03. Efforts.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing (in the case of the Company, to the extent consistent with the fiduciary duties of the Company Board), all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) CCI agrees that it shall vote all of the shares of Company Common Stock over which it has voting control in favor of the transactions contemplated by this Agreement.

(c) Each of the Company (to the extent consistent with the fiduciary duties of the Company Board), Family Newco, CCI and Investor Newco agrees that, between the date of this Agreement and the Closing Date, except as permitted by Section 4.02, they shall not, and shall cause their Affiliates not to, directly or indirectly, take any action that, individually or in the aggregate, would, or would reasonably be expected to, prevent or impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.04. Employee Matters.  (a)  Surviving Corporation shall honor in accordance with its terms each Company Benefit Agreement and Company Benefit Plan and all obligations thereunder, including any obligations arising as a result of the consummation of the transactions contemplated hereby, and the Company, Family Newco, CCI and Investor Newco acknowledge that the consummation of the Merger constitutes a change in control or change of control, as the case may be, for all purposes under the Company Benefit Plans and Company Benefit Agreements.

(b) Excluding any applicable collective bargaining agreements, from the Effective Date through December 31, 2013, the Surviving Corporation shall provide (i) base salary and bonus opportunities to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are substantially similar in the aggregate than those in effect immediately prior to the Effective Time, and (ii) employee benefit plans and arrangements (other than base salary and bonus opportunities) to each Continuing Employee that are substantially similar in the aggregate than those provided by the Company to each Continuing Employee under the Company Benefit Plans and Company Benefit Agreements immediately prior to the Effective Time.

(c) From and after the Effective Time, the Surviving Corporation shall give or cause to be given to each Continuing Employee full credit for purposes of eligibility to participate, early retirement eligibility and early retirement subsidies, and vesting under any employee benefit plans and arrangements provided, maintained or contributed to by the Surviving Corporation or any of its Subsidiaries with respect to such Continuing Employees, for such Continuing Employee’s service with the Company or any of its Subsidiaries, to the same extent recognized by the Company or any of its Subsidiaries immediately prior to the Effective Time, except to the extent such credit would result in duplication of benefits for the same period of service.

(d) With respect to any employee welfare benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such plan and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under corresponding Company Benefit Plans prior to the Effective Time in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums).

Section 5.05. Indemnification, Exculpation and Insurance.  (a)  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company as provided in the Company Certificate, the Company By-laws or any indemnification agreement between such directors, officers or employees and the Company (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions substantially similar with respect to indemnification, advancement of expenses and exculpation of individuals who were directors, officers or employees prior to the Effective Time than are presently set forth in the Company Certificate and the Company By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) From and after the Effective Time, in the event of any pending, threatened or actual claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors, the Surviving Corporation shall, and CCI and the Family Shareholders shall each vote in favor of causing the Surviving Corporation to,  indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual claim, action, suit, proceeding or investigation.  The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or, investigation for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or, investigation or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  The Surviving Corporation shall, and CCI and the Family Shareholders shall each vote in favor of causing the Surviving Corporation to, cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.  Each of CCI’s, the Family Shareholders’, and the Surviving Corporation’s obligations under this Section 5.05(c) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation asserted or made prior to the Effective Time or within such period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.

(d) For six years after the Effective Time, the Surviving Corporation shall, and CCI and the Family Shareholders shall each vote in favor of causing the Surviving

Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms, including with respect to coverage and amount, no less favorable to such directors and officers than those of such policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies of the Surviving Corporation with carriers comparable in terms of creditworthiness to those that have written the Company’s current directors’ and officers’ liability insurance, containing terms, including with respect to coverage and amount, no less favorable to such directors and officers.

(e) In the event that CCI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, and in each such case, CCI or the Surviving Corporation, as applicable, shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 5.05.

(f) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have from the Company or any other Person by contract or otherwise.

Section 5.06. Public Announcements.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.  Family Newco, CCI, Investor Newco and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules or regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02.

Section 5.07. Fees and Expenses.  Except as set forth in Section 7.02, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.08. Resignation of Directors.  At the Closing, the Company shall deliver to Family Newco, CCI and Investor Newco evidence reasonably satisfactory to Family Newco, CCI and Investor Newco of the resignation of the directors of the Company and, as specifically requested by Family Newco, CCI and Investor Newco reasonably in advance of Closing, the directors of any Subsidiary of the Company, in each case, effective at the Effective Time.

Section 5.09. Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10.Covenant of the Family Shareholders Regarding Section 382.  Except as contemplated in this Agreement or the Rollover Agreement, each of the Family Shareholders covenants that it will not knowingly take any action, or permit the Company or any other holder of a direct or indirect interest in Family Newco to knowingly take any action, prior to the Effective Time which to the Knowledge of such Family Shareholder would, taking into account any other prior or contemporaneous events occurring within the relevant “testing period” for purposes of Section 382 of the Code, result, whether at, before or after the Effective Time, in an ownership change of the Company for purposes of Section 382 of the Code.

Section 5.11.Covenant of the Company Regarding Section 382. The Company covenants that it shall not knowingly take any action prior to the Effective Time which to the Knowledge of the Company would, taking into account any other prior or contemporaneous events occurring within the relevant “testing period” for purposes of Section 382 of the Code, result, whether at, before or after the Effective Time, in an ownership change of the Company for purposes of Section 382 of the Code.

Section 5.12.Equity Issuances.  Except for the issuance of Company Capital Stock in order to satisfy the Company’s obligations with respect to any Company Stock Options, the Company covenants that, prior to the Effective Time, it shall not issue, and shall cause its Subsidiaries not to issue, any shares of Company Capital Stock, other equity securities of any class of the Company, any security exchangeable into or exercisable for such equity securities, options, warrants, calls, rights, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company, or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests.

Section 5.13.Consent.  CCI hereby consents under Section 24 of the Trademark License Agreement to the Merger and the other transactions contemplated by this Agreement and the Rollover Agreement.

ARTICLE VI

Conditions Precedent

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  The Shareholder Approval shall have been obtained.

(b) Contributions.  The Contributions shall have been consummated on the terms set forth in the Rollover Agreement.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any Federal or state court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.

Section 6.02. Conditions to Obligations of Family Newco.  The obligations of Family Newco to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of CCI and Investor Newco.  The representations and warranties of CCI and Investor Newco set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to materiality or “Investor Material Adverse Effect” set forth therein, individually or in the aggregate, would not have an Investor Material Adverse Effect.

(b) Performance of Obligations of CCI and Investor Newco.  CCI and Investor Newco shall have in all material respects performed all covenants and agreements required to be performed by them  under this Agreement on or prior to the Closing Date except where the failure of CCI or Investor Newco to have performed would not have an Investor Material Adverse Effect.

(c) Closing Certificate from CCI and Investor Newco.  Family Newco shall have received a certificate of an executive officer of CCI and an executive officer of Investor Newco certifying that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

Section 6.03. Conditions to Obligations of CCI and Investor Newco.  The obligations of CCI and Investor Newco to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Company.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to materiality or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Representations and Warranties of the Family Shareholders and Family Newco.  The representations and warranties of the Family Shareholders and Family Newco set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to materiality or “Family Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Family Material Adverse Effect.

(c) Performance of Obligations of the Company.  The Company shall have in all material respects performed all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date except where the failure of the Company to have performed would not have a Material Adverse Effect.

(d) Performance of Obligations of the Family Shareholders and Family Newco.  The Family Shareholders and Family Newco shall have in all material respects performed all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date except where the failure of the Family Shareholders and Family Newco to have performed would not have a Family Material Adverse Effect.

(e) Closing Certificate from the Company.  CCI and Investor Newco shall have received a certificate of an executive officer of the Company certifying that the conditions set forth in Sections 6.03(a) and (c) have been satisfied.

(f) Closing Certificate from the Family Shareholders and Family Newco.  CCI and Investor Newco shall have received a certificate of an executive officer of Family Newco and the Family Shareholders certifying that the conditions set forth in Sections 6.03(b) and (d) have been satisfied.

(g)           Opinion.  CCI shall have received a copy of the written opinion of National Securities Corp., dated as of the date of this Agreement, delivered pursuant to Section 3.01(v).

Section 6.04. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of CCI and Investor Newco.  The representations and warranties of CCI and Investor Newco set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to materiality or “Investor Material Adverse Effect” set forth therein, individually or in the aggregate, would not have an Investor Material Adverse Effect.

(b) Performance of Obligations of CCI and Investor Newco.  CCI and Investor Newco shall have in all material respects performed all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date except where the failure of CCI or Investor Newco to have performed would not have an Investor Material Adverse Effect.

(c) Closing Certificate from CCI and Investor Newco.  The Company shall have received a certificate of an executive officer of CCI and an executive officer of Investor Newco certifying that the conditions set forth in Sections 6.04(a) and (b) have been satisfied.

Section 6.05. Frustration of Closing Conditions.  None of the Company, Family Newco, CCI or Investor Newco may rely on the failure of any condition set forth in Section 6.01, 6.02, 6.03 or 6.04, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a) by mutual written consent of Family Newco, the Family Shareholders, CCI, Investor Newco and the Company;

(b) by any of Family Newco, CCI, Investor Newco or the Company:

(i) if the Merger shall not have been consummated on or before October 3, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 5.03, has been the cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii) if any Restraint enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint as required by Section 5.03; or

(iii) if, upon a vote taken thereon at the Shareholder Meeting or any postponement or adjournment thereof, the Shareholder Approval shall not have been obtained.

(c) by Family Newco, if CCI or Investor Newco shall have breached any of their representations or warranties or failed to perform any of their covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured by the Outside Date; provided that Family Newco shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Family Newco is then in breach of any of its representations, warranties, covenants or agreements hereunder;

(d) by CCI or Investor Newco, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(c) and (ii) is incapable of being cured by the Outside Date; provided that neither CCI nor Investor Newco shall have the right to terminate this Agreement pursuant to this Section 7.01(d) if CCI or Investor Newco is then in breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by CCI or Investor Newco, if Family Newco or the Family Shareholders shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(b) or 6.03(d) and (ii) is incapable of being cured by the Outside Date; provided that neither CCI nor Investor Newco shall have the right to terminate this Agreement pursuant to this Section 7.01(e) if either CCI or Investor Newco is then in breach of any of its representations, warranties, covenants or agreements hereunder;

(f) by the Company, if CCI or Investor Newco shall have breached any of their representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.04(a) or 6.04(b) and (ii) is incapable of being cured by the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder;

(g) by CCI or Investor Newco, in the event that an Adverse Recommendation Change shall have occurred; or

(h) by the Company, in accordance with the terms and subject to the conditions of Section 4.02.

Section 7.02. Effect of Termination.

(a)     Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to Section 7.01(g) or (h), then the Company shall immediately pay to CCI a break-up fee of (i) $225,000 (the “Termination Fee”) and (ii) all of CCI and Investor Newco’s actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) actually incurred by CCI, Investor Newco and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “CCI Expenses”).  In addition, if CCI shall have voted all of the shares of Company Common Stock over which it has voting control in favor of the transactions contemplated by this Agreement at the Shareholder Meeting and this Agreement is terminated pursuant to Section 7.01(b)(iii), the Company shall immediately pay to CCI all of the CCI Expenses.  Notwithstanding the foregoing, if CCI shall have voted all of the  shares of Company Common Stock over which it has voting control in favor of the transactions contemplated by this Agreement at the Shareholder Meeting, this Agreement is terminated pursuant to Section 7.01(b)(iii), and at the time of the Shareholder Meeting a Takeover Proposal has been made public and not withdrawn or made directly to the shareholders of the Company, then in the event that, within six months after such termination, either (A) the Person making such Takeover Proposal acquires more than 50% of the voting securities of the Company, or (B) the Company enters into a definitive agreement in respect of such a Takeover Proposal, which transaction is subsequently consummated within twelve months of such termination, then in either case the Company shall pay to CCI, at the time of such acquisition or consummation, a fee equal to the Termination Fee.    The parties hereto agree that the Termination Fee and the fee paid pursuant to the immediately preceding sentence are not penalties, but rather are liquidated damages in a reasonable amount that will compensate CCI for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(b) In the event of termination of this Agreement by either the Company, Family Newco, CCI or Investor Newco as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Family Newco, CCI, Investor Newco or the Company, other than the provisions of the last sentence of Section 5.02, Section 5.07, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however that nothing herein shall relieve the Company, the Family Shareholders, Family Newco, CCI or Investor Newco from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 7.03. Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that is prohibited by applicable Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04. Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

General Provisions

Section 8.01. Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02. Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) at the facsimile telephone number specified in this Section 8.02 prior to 5:00 p.m. (New York time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) at the facsimile telephone number specified in this Section 8.02 later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service (providing proof of delivery) or (iv) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such notices and communication shall be as follows:

if to the Family Shareholders or Family Newco, to:

c/o Bernard Chaus, Inc.
530 Seventh Avenue
New York, NY 10018

Attention:  Josephine Chaus

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036

Facsimile:  (215) 994-4000
Attention:  Martin Nussbaum, Esq.
    Geraldine A. Sinatra, Esq.

if to CCI or Investor Newco, to:

Camuto Consulting Inc.

411 West Putnam Avenue

Greenwich, CT 06830

Facsimile:  (866) 257-8234

Attention:  Jeffrey Howald, CFO

with a copy to:

Robinson & Cole LLP
1055 Washington Boulevard
Stamford, CT 06901

Facsimile:  (203) 462-7599
Attention:  Eric J. Dale, Esq.

if to the Company or the Surviving Corporation, to:

c/o Bernard Chaus, Inc.
530 Seventh Avenue
New York, NY 10018

Attention:  Josephine Chaus

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036

Facsimile:  (215) 994-4000
Attention:  Martin Nussbaum, Esq.
    Geraldine A. Sinatra, Esq.

and

Pryor Cashman LLP
7 Times Square
New York, NY 10036
Facsimile: (212) 798-6312
Attention: Richard S. Frazer, Esq.

Section 8.03. Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)  “business day” means any day on which banks are not required or authorized to be closed in the City of New York;

(c) “CIT Agreement” means the Amended and Restated Factoring and Financing Agreement, dated March 29, 2010, by and among the Company, Cynthia Steffe Acquisition LLC, S.L. Danielle Acquisition, LLC and CIT Group/Commercial Services, Inc.;

(d) “Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a Takeover Proposal; provided, however, that, notwithstanding anything to the contrary contained herein, such Person or group shall cease to be an “Excluded Party” at 11:59 pm New York City time on May 3, 2012 unless, prior to 11:59 pm New York City time on May 3, 2012, the Company or any of its Representatives received from such Person or group a Takeover Proposal that the special committee of the Company Board determined, in good faith, prior to 11:59 pm New York City time on  May 3, 2012  and after consultation with its financial advisor and outside legal counsel, constituted or could reasonably be expected to lead to a Superior Proposal;

(e) “Family Material Adverse Effect” means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays the consummation by Family Newco or the Family Shareholders of the Merger or the other transactions contemplated by this Agreement;

(f) “Investor Material Adverse Effect” means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays the consummation by CCI or Investor Newco of the Merger or the other transactions contemplated by this Agreement;

(g) “Knowledge” of the Company means, with respect to any matter in question, the actual knowledge of Josephine Chaus, Ariel Chaus or William Runge after reasonable inquiry, and “Knowledge” of any other Person means, with respect to any matter in question, the actual knowledge of such Person’s executive officers after reasonable inquiry;

(h) “Material Adverse Effect” means any change, effect, event or occurrence or state of facts that (i) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole taking into account all relevant factors, including without limitation the size of the Company and the financial condition of the Company, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than any change, effect, event or occurrence or state of facts relating to (A) economic, financial market or geographical conditions in general, (B) changes in Law or applicable accounting regulations or principles or interpretations thereof,  (C) the business of manufacturing and marketing apparel, (D) any change, in and of itself, in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet revenue or earnings projections (it being understood that the facts giving rise or contributing to any such change or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (E) the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement, or (F) any action taken by Family Newco, CCI, Investor Newco or any of their respective Affiliates (except, in the case of clauses (A), (B) and (C) of this subsection 8.03(i), to the extent such change, effect, event or occurrence or state of facts has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the business of manufacturing and marketing apparel);

(i) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(j) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person.

(k) “Trademark License Agreement” shall mean the Trademark License Agreement between CCI and the Company dated October 27, 2010.

Section 8.04. Interpretation.  When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article of, section of, or exhibit or schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  References to a Person are also to its permitted successors and assigns.

Section 8.05. Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06. Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Rollover Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Rollover Agreement, and (b) except for the provisions of Article II and Section 5.05, are not intended to confer upon any Person other than the parties any legal or equitable rights or remedies.

Section 8.07. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.08. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.09. Specific Enforcement; Consent to Jurisdiction.  Notwithstanding anything in this Agreement to the contrary, the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the Southern District of New York or in any state court in New York County, this being in addition to any other remedy to which they are entitled at Law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Southern District of New York or of any state court in New York County in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the Southern District of New York or a state court in New York County.

Section 8.10. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature page follows]

[Signature page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Family Shareholders, Family Newco, CCI, Investor Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

JOSEPHINE CHAUS,

/s/ Josephine Chaus

ARIEL CHAUS,

/s/ Ariel Chaus

AARON CHAUS,

by /s/ Josephine Chaus
Name: Josephine Chaus
Title: Custodian

AARON CHAUS 2003 TRUST,

by /s/ Ilya Chaus Hyatt
Name:Ilya Chaus Hyatt Title: Trustee

ARIEL CHAUS 2003 TRUST,

by /s/ Ilya Chaus Hyatt
Name: Ilya Chaus Hyatt Title: Trustee

BC FAMILY MERGER CORP,

by /s/ Josephine Chaus
Name: Josephine Chaus Title: Chief Executive Officer

CAMUTO CONSULTING, INC.,

by /s/ Vincent Camuto
Name: Vincent Camuto Title: Chairman and CEO

CAMUTO MERGER SUB, INC.,

by /s/ Vincent Camuto
Name: Vincent Camuto Title: Chairman and CEO

BERNARD CHAUS, INC.,

by /s/ Josephine Chaus
Name: Josephine Chaus Title: Chief Executive Officer